UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 333-141453

BELVEDERE SOCAL
(Exact name of Registrant as specified in its charter)

One Maritime Plaza, Suite 825, San Francisco, CA 93420
(Address, including zip code of registrant’s principal executive offices)

(415) 434-1236
(Registrant’s telephone number)

Common Stock, no par value
(Title of each class of securities covered by this Form)

N/A
(Title of all other classes of securities for which a duty to file reports remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: 152

Pursuant to the requirements of the Securities Exchange Act of 1934, the Belvedere SoCal has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

Belvedere SoCal

Date: May 14, 2009	By: /s/ Mary Lynn Lenz
Mary Lynn Lenz
Chief Executive Officer & President